UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): November 16, 2005
iCURIE, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation or organization)	333-64840 (Commission File Number)	91-2015441 (I.R.S. Employer Identification No.)
1395 Brickell Avenue, Suite 800
Miami, Florida 33131
(Address of principal executive offices and Zip Code)
Registrant’s telephone number, including area code: (305) 529-6290
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry Into a Material Definitive Agreement.
     On November 16, 2005, iCurie Lab Holdings, Ltd. (“iCurie UK”), a wholly owned subsidiary of iCurie, Inc., entered into a Patent License and Sales Exclusivity Agreement, dated as of November 9, 2005 (“Agreement”), with Asia Vital Components Co., Ltd. (“AVC”) giving AVC a worldwide, perpetual, non-revocable license to use certain of iCurie UK’s intellectual property to develop, manufacture, market and sell a new thermal management product for use in personal computers based on iCurie UK’s patented microfluidic cooling system technology (the “Product”). iCurie UK granted AVC the exclusive right to sell the Product to personal computer manufacturers in the world market with the exception of companies headquartered in Korea and Japan. The Agreement also gives iCurie UK the right to purchase the Product from AVC and the exclusive right to sell the Product to (i) all third parties other than personal computer manufacturers and (ii) to personal computer manufacturers headquartered in Korea and Japan. AVC will pay iCurie UK a royalty for each Product sold, either as a stand alone product or as part of a system. The Agreement terminates on December 31, 2008, provided however, that iCurie UK has the option to terminate AVC’s sales exclusivity in the event certain sales volumes are not met during a particular calendar year.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 17, 2005	iCURIE, INC.
	By:	/s/ Michael Karpheden
Michael Karpheden
Chief Financial Officer